EXHIBIT 8.1

2900 K Street NW #200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax

September 19, 2012

To the Addressees Listed
on Schedule I Attached Hereto

Re:          Ford Credit Floorplan Master Owner Trust A,
Series 2012-4 Asset Backed Notes — Tax Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Ford Motor Credit Company LLC, a Delaware limited liability company (“Ford Credit”), Ford Credit Floorplan Corporation, a Delaware corporation (“FCF Corp”), and Ford Credit Floorplan LLC, a Delaware limited liability company (“FCF LLC” and, together with FCF Corp, the “Depositors”), in connection with the issuance by Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust (the “Trust”), of its Series 2012-4 Asset Backed Notes, Class A-1 (the “Class A-1 Notes”), Class A-2 (the “Class A-2 Notes” and, together with the Class A-1 Notes, the “Class A Notes”), Class B (the “Class B Notes”), Class C (the “Class C Notes”) and Class D (the “Class D Notes” and, together with the Class A, Class B and Class C Notes, the “Series 2012-4 Notes”).  The Series 2012-4 Notes are being issued pursuant to the Second Amended and Restated Indenture, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (as amended, modified or supplemented, the “Indenture”), between the Trust and The Bank of New York Mellon, a New York banking corporation (“BNYM”), as indenture trustee (the “Indenture Trustee”), as supplemented by the Series 2012-4 Indenture Supplement, dated as of September 1, 2012 (the “Series 2012-4 Indenture Supplement”), between the Trust and the Indenture Trustee.  Capitalized terms not otherwise defined herein are used as defined in Appendix A to the Fifth Amended Sale and Servicing Agreement, dated as of August 1, 2001, as amended and restated as of December 1, 2010, among FCF Corp, as depositor, the Trust, as issuer, and Ford Credit, as servicer, and the Fifth Amended Sale and Servicing Agreement, dated as of August 1, 2001, as amended and restated as of December 1, 2010, among FCF LLC, as depositor, the Trust, as issuer, and Ford Credit, as servicer, and the Series 2012-4 Indenture Supplement.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents as we have deemed necessary or appropriate, including the following:

(a)           the Indenture;

CHARLOTTE	CHICAGO	IRVING	LONDON	LOS ANGELES	NEW YORK	WASHINGTON, DC	WWW.KATTENLAW.COM

LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

(b)           the Series 2012-4 Indenture Supplement;

(c)           specimens of the Class A, Class B, Class C and Class D Notes;

(d)           the Second Amended and Restated Trust Agreement, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (as amended, modified or supplemented, the “Trust Agreement”) among the Depositors and U.S. Bank Trust National Association, as owner trustee (the “Owner Trustee”); and

(e)           the Second Amended and Restated Expense Allocation and Reconciliation Agreement, dated as of July 1, 2004, by and between FCF Corp and FCF LLC.

The documents listed in clauses (a) through (e) are collectively referred to as the “Transaction Documents”.

We have also examined originals or copies of:

(i)            the Preliminary Prospectus Supplement, dated September 12, 2012 (the “Preliminary Prospectus Supplement”) and the Base Prospectus, dated September 10, 2012 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”); and

(ii)           the final Prospectus Supplement, dated September 12, 2012 (the “Final Prospectus Supplement”) and the Base Prospectus (together, the “Final Prospectus” and, together with the Preliminary Prospectus, the “Prospectus”).

In rendering the opinions expressed herein, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We have assumed and have not verified the accuracy as to factual matters of the representations and warranties of the Trust in the Transaction Documents.  We have also reviewed such questions of law as we have considered necessary for purposes of the opinions expressed herein.  We have assumed the due authorization, execution and delivery of all agreements referred to herein by all the parties thereto and that such agreements are valid and binding agreements of the parties thereto.  We have assumed that the Trust and each other party to any such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

We have, for purposes of rendering the opinions expressed herein, also relied on such other documents, certificates, analyses and records as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  The opinions expressed herein are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents.  Furthermore, the opinions expressed herein are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

1.             Neither the execution and delivery of the Series 2012-4 Indenture Supplement nor the issuance of the Series 2012-4 Notes will (x) adversely affect the federal income tax characterization as debt of any outstanding Series or Class of Notes of the Trust that were characterized as debt at the time of their issuance, (y) cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (z) cause or constitute an event in which gain or loss would be recognized by any Noteholder.

2.             The Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will be treated for U.S. federal income tax reporting purposes as a division of the Depositors.

3.             The Class A, Class B, Class C and Class D Notes, to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit, will be characterized as debt for U.S. federal income tax purposes.

4.             The statements contained in the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the headings “Summary—Tax Status” and “Tax Considerations,” insofar as such statements constitute a summary of law and legal conclusions, and subject to the qualifications set forth therein, have been prepared or reviewed by us and are correct in all material respects.

We do not express any opinion as to any laws other than the federal tax laws of the United States of America.  The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published revenue rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Transaction Documents or the effect of such transactions.

We are furnishing this opinion letter to you solely for your benefit in connection with the transactions contemplated by the Transaction Documents.  This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the

Transaction Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so.  This opinion letter is rendered only to those to whom it is addressed and may not be relied upon by any other person, firm or corporation for any purpose, and may not be relied on in connection with any transactions other than the transactions contemplated herein or for any other purpose, without our prior written consent.  We place no limitations in this tax opinion, however, on the disclosure to the Internal Revenue Service of the tax structure or tax treatment of the transactions contemplated by the Transaction Documents.  This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except that copies of this opinion letter may be posted by the Issuer or the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Issuer or the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by accepting this opinion letter, will be deemed to have agreed to comply with the terms of this paragraph and not to provide copies of this opinion letter to any other person.

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties.  Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,
/s/ Katten Muchin Rosenman LLP

SCHEDULE I

Ford Motor Company

One American Road

Dearborn, Michigan 48126

Ford Motor Credit Company LLC

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan Corporation

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan LLC

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan Master Owner Trust A

c/o U.S. Bank Trust National Association,
as Owner Trustee

300 Delaware Avenue, Ninth Floor

Wilmington, Delaware 19801

U.S. Bank Trust National Association,
as Owner Trustee

300 Delaware Avenue, Ninth Floor

Wilmington, Delaware 19801

The Bank of New York Mellon,
as Indenture Trustee

101 Barclay Street

New York, New York 10286

Wells Fargo Bank, National Association,
as Back-up Servicer

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Barclays Capital Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

RBS Securities Inc.,
on behalf of themselves and as
Representatives of the several Underwriters

c/o RBS Securities Inc.

600 Washington Blvd.

Stamford, Connecticut 06901

Standard & Poor's Ratings Services, a Standard
& Poor's Financial Services LLC business

55 Water Street

New York, New York 10041

Moody's Investors Service, Inc.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

DBRS, Inc.

140 Broadway, 35th Floor

New York, New York 10005

Fitch, Inc.

One State Street Plaza

New York, New York 10004